UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 13, 2016

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On October 13, 2016, Montreign Operating Company, LLC (“Montreign”), a wholly-owned subsidiary of Empire Resorts, Inc. (“Empire” and, together with its subsidiaries, the “Company”), and Kien Huat Realty III Limited (“Kien Huat”), Empire’s largest stockholder, entered into a Loan Agreement (the “KH Construction Loan Agreement”). Pursuant to the KH Construction Loan Agreement, Kien Huat agreed to loan Montreign (the “KH Construction Loan”) up to an aggregate of $50 million (the “Loan Amount”) for the sole purpose of making payments under the construction contract for its development of Montreign Resort Casino (the “Casino Project”) as they come due. Montreign may request an advance under the KH Construction Loan only in the event Montreign has insufficient other funds available to pay obligations under the construction contract for the Casino Project. The term of the KH Construction Loan Agreement shall expire on the earlier of (i) the consummation of financing in an amount no less than the remaining contract amount under the Casino Project construction contract and (ii) October 13, 2017. Interest accrues at 7.5% of the outstanding principal of the KH Construction Loan from the date of the first advance under the KH Construction Loan, but interest payments will only begin on January 1, 2017. Montreign paid Kien Huat a commitment fee of $500,000 upon execution of the KH Construction Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 19, 2016

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer